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SCHEDULE 14A
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Aerie Pharmaceuticals, Inc.
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Alcon Inc.
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MEDIA RELEASE  •  COMMUNIQUE AUX MEDIAS  •  MEDIENMITTEILUNG

Alcon to Acquire Aerie Pharmaceuticals, Inc., Enhancing its Ophthalmic Pharmaceutical Portfolio

•	Builds on Alcon’s existing commercial expertise in the estimated $20 billion global ophthalmic pharmaceutical segment[1]
•	Adds Rocklatan® and Rhopressa®, and a pipeline of several clinical and preclinical ophthalmic pharmaceutical product candidates
•	Transaction values Aerie at approximately $770 million in equity value and is expected to be accretive to Alcon’s core diluted EPS in 2024

Ad hoc announcement pursuant to Art. 53 LR

GENEVA, Switzerland and DURHAM, NC August 22, 2022 – Alcon (SIX/NYSE: ALC), the global leader in eye care dedicated to helping people see brilliantly, and Aerie Pharmaceuticals, Inc. (NASDAQ: AERI, “Aerie”), a pharmaceutical company focused on the discovery, development, manufacturing and commercialization of first-in-class ophthalmic therapies, today announced the companies have entered into a definitive merger agreement through which Alcon will acquire Aerie. This transaction affirms Alcon’s commitment to the ophthalmic pharmaceutical space and is expected to add broader pharmaceutical R&D capabilities to Alcon’s existing commercial expertise, maximizing the value of its diversified portfolio.

Through the transaction, Alcon will add the commercial products Rocklatan® (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005% and Rhopressa® (netarsudil ophthalmic solution) 0.02%, as well as AR-15512, a Phase 3 product candidate for dry eye disease, and a pipeline of several clinical and preclinical ophthalmic pharmaceutical product candidates. The transaction complements Alcon’s recent expansion into the ophthalmic pharmaceutical eye drop space, including acquisitions of the exclusive U.S. commercialization rights to Simbrinza® from Novartis in April 2021 and of Eysuvis® and Inveltys® from Kala Pharmaceuticals, Inc. in May 2022.

“Alcon is passionate about innovative treatments in eye care, especially in core disorders such as glaucoma and dry eye, which have significant patient impact,” said David Endicott, CEO of Alcon. “We have a 75-year history focused specifically on the eye and bring established expertise in development and commercial execution. Aerie is a natural fit with on-market and pipeline products, and R&D capabilities that offer the infrastructure needed to expand our ophthalmic pharmaceutical presence. As we continue to broaden our portfolio across glaucoma, retina and ocular surface disease, we are excited to help even more patients see brilliantly.”

“We are excited to be joining Alcon, a recognized leader in eye care. I am so proud of the Aerie team and the innovation we’ve pioneered,” said Raj Kannan, Chief Executive Officer of Aerie Pharmaceuticals, Inc. “Alcon is the right strategic and financial partner to maximize the potential of Aerie’s commercial franchise and our growing portfolio of pipeline assets. Alcon’s global infrastructure, financial resources, and commercial capabilities will accelerate the standard of care by helping more patients have access to Aerie’s innovative products. I am confident that this combination with Alcon is in the best interest of patients and our shareholders.”

Rocklatan® is a fixed dose combination of the Rho kinase inhibitor, netarsudil, and a prostaglandin F2α analogue, latanoprost, indicated for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension. Rhopressa® is a Rho kinase inhibitor indicated for the reduction of elevated IOP in patients with open-angle glaucoma or ocular hypertension. In most markets outside the U.S., commercialization rights for both products have been licensed to Santen SA and its affiliates.

The purchase price of $15.25 per share represents a premium of 37% to Aerie’s last closing price and represents an equity value of approximately $770 million. The transaction was approved by the board of directors of each company.

Aerie’s most recent financial guidance for total glaucoma franchise net product revenue is $130-140 million for full year 2022. The transaction is expected to be accretive to Alcon’s core diluted Earnings Per Share (EPS) in 2024. The transaction is anticipated to close in the fourth quarter of 2022, subject to the approval of Aerie’s stockholders and the satisfaction of customary closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act. Alcon intends to fund the acquisition through short-term and long-term debt.

J.P. Morgan acted as Alcon's financial advisor for the transaction, and Alcon’s legal advisor was Skadden, Arps, Slate, Meagher & Flom LLP. Goldman Sachs & Co. LLC acted as Aerie’s financial advisor for the transaction, and Aerie’s legal advisor was Fried, Frank, Harris, Shriver & Jacobson LLP.

References

1. Ophthalmology Drugs Global Market Report 2021: COVID-19 Impact and Recovery to 2030.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995 related to the proposed acquisition of Aerie by Alcon. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “commitment,” “look forward,” “maintain,” “plan,” “goal,” “seek,” “target,” “assume,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Alcon’s current beliefs, expectations and assumptions regarding the future of Alcon’s business, future plans and strategies, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties and risks that are difficult to predict such as: cybersecurity breaches or other disruptions of Alcon’s information technology systems; compliance with data privacy, identity protection and information security laws; Alcon’s ability to comply with the US Foreign

Corrupt Practices Act of 1977 and other applicable anti-corruption laws, particularly given that Alcon has entered into a three-year Deferred Prosecution Agreement with the U.S. Department of Justice; Alcon’s success in completing and integrating strategic acquisitions; the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management and other conditions to the completion of the transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; transaction costs; the impact of a disruption in Alcon’s global supply chain or important facilities; the effect of the COVID-19 pandemic as well as other viral or disease outbreaks; global and regional economic, financial, legal, tax, political and social change; Russia’s war on Ukraine and the resulting global response; the commercial success of Alcon’s products and Alcon’s ability to maintain and strengthen Alcon’s position in Alcon’s markets; the success of Alcon’s research and development efforts, including Alcon’s ability to innovate to compete effectively; pricing pressure from changes in third party payor coverage and reimbursement methodologies; ongoing industry consolidation; Alcon’s ability to properly educate and train healthcare providers on Alcon’s products; the impact of unauthorized importation of Alcon’s products from countries with lower prices to countries with higher prices; Alcon’s reliance on outsourcing key business functions; changes in inventory levels or buying patterns of Alcon’s customers; Alcon’s ability to attract and retain qualified personnel; Alcon’s ability to service Alcon’s debt obligations; the need for additional financing through the issuance of debt or equity; Alcon’s ability to protect Alcon’s intellectual property; the effects of litigation, including product liability lawsuits and governmental investigations; Alcon’s ability to comply with all laws to which Alcon may be subject; effect of product recalls or voluntary market withdrawals; the implementation of Alcon’s enterprise resource planning system; the accuracy of Alcon’s accounting estimates and assumptions, including pension and other post-employment benefit plan obligations and the carrying value of intangible assets; the ability to obtain regulatory clearance and approval of Alcon’s products as well as compliance with any post-approval obligations, including quality control of Alcon’s manufacturing; legislative, tax and regulatory reform; the ability of Alcon Pharmaceuticals Ltd. to comply with its investment tax incentive agreement with the Swiss State Secretariat for Economic Affairs in Switzerland and the Canton of Fribourg, Switzerland; Alcon’s ability to manage environmental, social and governance matters to the satisfaction of Alcon’s many stakeholders, some of which may have competing interests; the impact of being listed on two stock exchanges; the ability to declare and pay dividends; the different rights afforded to Alcon’s shareholders as a Swiss corporation compared to a U.S. corporation; and the effect of maintaining or losing Alcon’s foreign private issuer status under U.S. securities laws.
This press release also contains forward-looking statements related to Aerie, including statements regarding Aerie’s financial guidance for full year 2022 and Aerie’s commercial franchise, pipeline, preclinical studies and clinical trials. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, industry change, and other factors beyond Aerie’s control and depend on regulatory approvals and macroeconomic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Aerie discusses many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that Aerie files with the SEC.
Additional factors are discussed in Alcon’s filings with the United States Securities and Exchange Commission, including Alcon’s Form 20-F. Should one or more of these uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements in this press release speak only as of the date of its filing, and Alcon and Aerie assume no obligation to update forward-looking statements as a result of new information, future events or otherwise.

Important Information and Where to Find It
In connection with the proposed transaction between Alcon and Aerie, Aerie will file with the Securities and Exchange Commission (“SEC”) a proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to Aerie stockholders. Aerie may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Aerie may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by Aerie through the website maintained by the SEC at www.sec.gov or Aerie’s investor relations website at https://investors.aeriepharma.com.
Participants in the Solicitation
Alcon, Aerie and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Aerie’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Aerie’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 26, 2022. Information regarding Alcon’s directors and executive officers is contained in Alcon’s annual report on Form 20-F for its fiscal year ended December 31, 2021, which was filed with the SEC on February 15, 2022. Aerie stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Alcon or Aerie directors and executive officers in the transaction, which may be different than those of Aerie stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

About Alcon
Alcon helps people see brilliantly. As the global leader in eye care with a heritage spanning more than 75 years, we offer the broadest portfolio of products to enhance sight and improve people’s lives. Our Surgical and Vision Care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases and refractive errors. Our more than 24,000 associates are enhancing the quality of life through innovative products, partnerships with Eye Care Professionals and programs that advance access to quality eye care. Learn more at www.alcon.com.

About Aerie Pharmaceuticals, Inc.
Aerie is a pharmaceutical company focused on the discovery, development and commercialization of first-in-class ophthalmic therapies for the treatment of patients with eye diseases and conditions including open-angle glaucoma, dry eye, diabetic macular edema (DME) and wet age-related macular degeneration (wet AMD). More information on Aerie Pharmaceuticals is available at www.aeriepharma.com. Aerie, Rocklatan® and Rhopressa® are registered trademarks of Aerie Pharmaceuticals, Inc.

About Rocklatan®
Rocklatan® (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005% is a once-daily eye drop approved by the U.S. Food and Drug Administration (FDA) for the reduction of elevated IOP in patients with open-angle glaucoma or ocular hypertension. Launched in the United States in May 2019, it is a fixed-dose combination of Rhopressa® and latanoprost ophthalmic solution (0.005%), a commonly prescribed drug for the treatment of patients with open-angle glaucoma or ocular hypertension. In clinical trials of Rocklatan®, the most common adverse reactions were conjunctival hyperemia, corneal verticillata, instillation site pain and conjunctival hemorrhage. More information about Rocklatan®, including the product label, is available at www.rocklatan.com.

About Rhopressa®
Rhopressa® (netarsudil ophthalmic solution) 0.02%, a once-daily eye drop approved by the U.S. Food and Drug Administration (FDA) for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension, was launched in the United States in April 2018. In clinical trials of Rhopressa®, the most common adverse reactions were conjunctival hyperemia, corneal verticillata, instillation site pain and conjunctival hemorrhage. More information about Rhopressa®, including the product label, is available at www.rhopressa.com.

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Investor Relations Daniel Cravens Allen Trang + 41 589 112 110 (Geneva) + 1 817 615 2789 (Fort Worth) investor.relations@alcon.com	Media Relations Steven Smith + 41 589 112 111 (Geneva) + 1 682 551 8057 (Fort Worth) globalmedia.relations@alcon.com